SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC 20549

                         FORM 12b-25

                                 Commission File Number: 0-16835

                  NOTIFICATION OF LATE FILING


(Check One):  _X_ Form 10-K   __ Form 11-K   __ Form 20-F   __ Form 10-Q

__  Form N-SAR
     For Period Ended:
__  Transition Report on Form 10-K__  Transition Report on Form 10-Q
__  Transition Report on Form 20-F__  Transition Report on Form N-SAR
__  Transition Report on Form 11-K
     For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                PART I
                        REGISTRANT INFORMATION

Full name of registrant: SOUTHEAST ACQUISITIONS I, L.P.

Former name if applicable

Address of principal executive office (street and number):

                           Suite 115
                           301 South Perimeter Park Drive

City, state and zip code : Nashville, Tennessee 37211

                                PART II
                        RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)__X___

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III
                               NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The principal officer of the general partner was not available to complete the Registrant's annual report on Form 10-K or the audited financial statements for the year ended December 31, 1997.


                                PART IV
                           OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

John W. Titus                        (615) 252-2341
(Name)                               (Area Code)(Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                     _X__ Yes    ___ No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                     ___ Yes    _X__ No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                    SOUTHEAST ACQUISITIONS I, L.P.
             (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 1998            By: Southern Management Group, LLC
                                    General Partner

                                    By: /s/ Richard W. Sorenson
                                        President and Member